Exhibit 28 (j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information in Post-Effective Amendment Number 36 to the Registration Statement (Form N-1A, No. 333-134468) of Federated Hermes MDT Series, and to the incorporation by reference of our reports, dated September 23, 2021, on Federated Hermes MDT All Cap Core Fund, Federated Hermes MDT Balanced Fund, Federated Hermes MDT Large Cap Growth Fund, Federated Hermes MDT Small Cap Core Fund, and Federated Hermes MDT Small Cap Growth Fund (five of the portfolios constituting Federated Hermes MDT Series)) included in the Annual Shareholder Reports for the year ended July 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

September 23, 2021